EXHIBIT a.2


State of Delaware
Secretary of State
Division of Corporations
Delivered 04:13 PM 09/04/2003
FILED 04:03 PM 09/04/2003
SRV 030572297 - 3699819 FILE


                            CERTIFICATE OF FORMATION

                                       OF

                               USA REIT FUND, LLC

         This Certificate of Formation is being executed as of September 4, 2003, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C.ss.ss.18-101 et seq.

         The undersigned, being duly authorized to execute and file this Certificate of Formation, does hereby certify as follows:

         1. Name. The name of the limited liability company is USA REIT Fund, LLC (the "Company").

         2. Registered Office and Registered Agent. The Company's registered office in the State of Delaware is located at 1201 North Market Street, P.O. Box 1347, Wilmington, New Castle County, Delaware, 19899. The registered agent of the Company for service of process at such address is Delaware Corporation Organizers, Inc.

         IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

                                                           /s/ Cynthia M. Caskey
                                                           ---------------------
                                                           An Authorized Person
                                      Type or Print Name:  Cynthia M. Caskey